EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

For:      MAF Bancorp, Inc.               Contacts:   Jerry A. Weberling, Chief
          55th Street & Holmes Avenue                   Financial Officer
          Clarendon Hills, IL 60514                   Michael J. Janssen, Senior
                                                        Vice President
          www.mafbancorp.com                          (630) 325-7300

MAF BANCORP REPORTS RECORD QUARTERLY EARNINGS OF $.56 PER SHARE

     Clarendon Hills, Illinois, January 26, 2000--MAF Bancorp, Inc. (MAFB) announced today that earnings per share for the fourth quarter ended December 31, 1999 increased 37% to a record $.56 per diluted share, compared to $.41 per diluted share reported in last year's fourth quarter. Net income for the period totaled $13.8 million compared to $9.4 million in the year earlier period. Earnings per share in the current period were highlighted by continued strong core banking and real estate development results. Cash earnings per share (diluted), which excludes amortization of goodwill and deposit base intangibles, totaled $.59 in the current quarter compared to $.44 in last year's fourth quarter. Return on average equity was 15.7% in the current quarter and the return on average assets was 1.21%.

     The results for the year ended December 31, 1999 also marked the best performance in the Company's history. Earnings increased to $2.07 per diluted share, up 25% from the $1.65 per diluted share reported for the year ended December 31, 1998. Return on average equity was 15.0% for calendar 1999 while the return on average assets was 1.20% for the current year.

     On December 31, 1998, the Company completed its acquisition of Westco Bancorp in a transaction that was accounted for under the purchase accounting method for financial reporting purposes. As a result, results for 1999 periods, other than per share amounts and ratio analyses, are not generally comparable to the reported results for the corresponding prior year's quarter.

     Net interest income, after provision for loan losses, totaled $29.6 million in the current quarter compared to $24.0 million a year ago and $29.1 million in the prior quarter. The Bank's net interest margin remained relatively stable at 2.77% for the quarter ended December 31, 1999 compared to 2.79% for the quarter ended December 31, 1998 and declined from 2.86% in the previous quarter. The yield on average interest-earning assets increased seven basis points to 7.08% over the past three months while the cost of interest-bearing liabilities increased by 16 basis points to 4.64%. The nine basis point decline in the net interest margin over the past three months is primarily due to higher funding costs on both deposits and borrowings as well as the Bank's heavier reliance on FHLB advances to fund the adjustable rate loan growth in the portfolio. Management expects that the net interest margin will continue to come under pressure over the next year due to expected higher interest rates. A continuation of consumers' current preference for adjustable rate loans should contribute to continued strong earning asset growth, however, and offset negative margin pressure, resulting in steady growth in net interest income.

     Average interest-earning assets in the current quarter grew to $4.33 billion from $3.47 billion reported for last year's fourth quarter and up from $4.12 billion reported for the quarter ended September 30, 1999. Recent increases in interest rates slowed mortgage loan volume from its previous record pace. Loan volume totaled $399.3 million in the current quarter compared to $519.2 million for the quarter ended December 31, 1998 and $456.9 million in the quarter ended September 30, 1999.

     Non-interest income increased to $9.1 million in the current quarter, compared to $6.4 million reported for the quarter ended December 31, 1998. These results were driven by increased real estate development profits, fee income from deposit account products, higher loan servicing related income and gains on sale of investment securities. These positive results were offset by reduced gains on sales of loans in the Company's mortgage banking operation and lower other income due primarily to a reduction in loan modification fee income and higher net expenses relating to foreclosed real estate. Income from real estate operations totaled $2.6 million for the quarter ended December 31, 1999, up considerably from last year's fourth quarter results of $663,000 and up slightly from the $2.5 million reported for the quarter ended September 30, 1999. A total of 104 residential lots were sold in the current quarter compared to 43 lots in last year's fourth quarter. A total of 304 lots were under contract at the end of the quarter, including 226 lots in the Tallgrass of Naperville development, and 75 lots in the Creekside subdivision which are under contract to be sold in a bulk sale expected to close in the second quarter of 2000. Management expects that strong lot sales in Tallgrass, along with sustaining the higher gross margins due to recent lot price increases, will generate strong residential lot sale profits in calendar 2000.

     Deposit account service fees totaled $2.8 million for the quarter ended December 31, 1999, up from the $2.5 million reported in the year earlier period. Deposit account fee income continues to be one of the Company's strongest revenue growth areas, the result of a continuing focus on expanding the Bank's consumer checking account business. Total checking accounts now exceed 102,000.

     The increasing interest rate environment and decline in loan refinancing activity during the quarter led to a decline in gain on sale of loans and mortgage-backed securities to $245,000 in the quarter, compared to $954,000 a year ago. Loan sales in the current quarter were $50.6 million compared to $118.3 million for the quarter ended December 31, 1998. Loan servicing fee income increased during the quarter to $520,000 compared to $287,000 in last year's fourth quarter. The current quarter's results also included a $360,000 recovery of previously recorded mortgage servicing impairment writedowns. The prior year quarter included a $(529,000) impairment valuation writedown.

     Non-interest expense totaled $17.8 million in the current quarter, compared to $14.7 million reported in the prior year's fourth quarter and $17.2 million for the quarter ended September 30, 1999. Compensation and benefits expense totaled $9.6 million in the current quarter, compared to $8.5 million a year ago, primarily due to normal compensation increases and the additional staffing from the Westco acquisition. Advertising expense increased over the prior year by $266,000, primarily due to the new radio-based company branding campaign initiated earlier this year. Other expenses increased by $868,000 primarily due to Year 2000-related expenses and higher professional fees related to the formation of a mortgage real estate investment trust in connection with a new tax planning initiative. The ratio of total non-interest expense to average assets was 1.56% for the current quarter. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, was 46.3%, considerably better than peer group averages.

     Income tax expense totaled $7.3 million in the current quarter, equal to an effective income tax rate of 34.6% compared to a 37.0% effective tax rate in the quarter ended December 31, 1998. The lower effective income tax rate in the current period compared to a year ago was primarily the result of proactive tax planning involving the transfer of Bank portfolio assets to a newly-formed operating subsidiary. In addition, the recognition in the current period of income tax benefits relating to the resolution of certain prior years' income tax issues resulted in a lower effective tax rate.

     Non-performing assets at December 31, 1999 increased by $1.6 million to $23.1 million, or .50% of total assets, compared to $21.5 million or .48% of total assets at September 30, 1999. The Company recorded a provision for loan losses of $300,000 in the current quarter, while net loan charge-offs totaled $36,000. The Bank's allowance for loan losses was $17.3 million at December 31, 1999, equal to 110.4% of total non-performing loans, 74.9% of total non-performing assets and .44% of total loans receivable.

     Net income for the year ended December 31, 1999 totaled $51.5 million, or $2.07 per diluted share, compared to $38.2 million, or $1.65 per diluted share reported for calendar 1998. Net interest income, after provision for loan losses, totaled $115.6 million for the current year compared to $95.7 million for the year ended December 31, 1998. The net interest margin improved to 2.88% in the current year compared to 2.85% in 1998 while average interest-earning assets expanded by 19.5%, due in part to strong growth in the Bank's mortgage loan portfolio over the past year and to the Westco Bancorp acquisition.

     Non-interest income totaled $34.8 million in the current year compared to $25.7 million last year. The increase was led by advances in income from real estate development operations, deposit account service charges and loan servicing related income, including the recovery of prior year mortgage servicing rights impairment writedowns. Income from real estate development operations totaled $9.6 million compared to $4.5 million for calendar 1998. The increase in real estate development profits was attributable to $5.2 million of gains on the sale of three large commercial real estate parcels. In addition, strong sales in the Company's Tallgrass subdivision contributed to the strong performance. Deposit account service charges advanced to $10.2 million in 1999 compared to $8.6 million a year ago, an increase of 18.2%. Non-interest expense totaled $67.7 million for the current year compared to $58.9 million last year. The increase over the prior year is primarily due to the impact of the Westco acquisition, including higher amortization of intangibles, as well as normal compensation and benefit increases, higher advertising costs related to the initiation of the branding campaign and higher professional fees related to tax planning initiatives. The efficiency ratio of 45.2% for the year ended December 31, 1999 remains better than industry standards.

     Total assets increased to $4.66 billion at December 31, 1999, up $231.4 million from the $4.43 billion reported at September 30, 1999. The growth in assets during the three-month period was driven by an increase in loans receivable of $199.6 million. The balance of loans receivable at December 31, 1999 stood at $3.88 billion. Deposits increased slightly during the three-month period to $2.70 billion while borrowed funds, used to fund the increased loan balances, increased by $232.2 million to $1.53 billion, compared to $1.29 billion at September 30, 1999. Total stockholders' equity was $352.9 million at December 31, 1999, resulting in a stated book value per share of $14.76 and a tangible book value per share of $12.20. The Company repurchased 400,200 shares of its common stock during the current quarter at an average price of $21.60 per share. The Bank's tangible, core and risk-based capital percentages of 6.32%, 6.32% and 12.32%, respectively, at December 31, 1999 exceeded all regulatory requirements by a significant margin.

     MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 25 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           Forward-Looking Information
                           ---------------------------

     Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                              RESULTS OF OPERATIONS
                  (Dollars in thousands, except per share data)


                                                             THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                                                DECEMBER 31,             DECEMBER 31,
                                                           ----------------------   -----------------------
                                                             1999         1998        1999          1998
                                                           ---------   ----------   ---------    ----------
                                                                (UNAUDITED)               (UNAUDITED)

Interest income ........................................   $  76,640   $  61,881    $ 285,092    $ 247,096
Interest expense .......................................      46,716      37,707      168,401      150,575
                                                           ---------   ---------    ---------    ---------
 Net interest income ...................................      29,924      24,174      116,691       96,521
Provision for loan losses ..............................         300         200        1,100          800
                                                           ---------   ---------    ---------    ---------
 Net interest income after provision for loan losses ...      29,624      23,974      115,591       95,721
Non-interest income:
 Gain (loss) on sale and writedown of:
    Loans receivable ...................................         223         932        2,448        3,003
    Mortgage-backed securities .........................          22          22          135          201
    Investment securities ..............................         744         210        1,776          816
    Foreclosed real estate .............................          64          60          (57)         212
Income from real estate operations .....................       2,614         663        9,630        4,517
Deposit account service charges ........................       2,775       2,457       10,200        8,626
Loan servicing fee income ..............................         520         287        1,761        1,400
Recovery (impairment) of mortgage servicing rights .....         360        (529)         900       (1,269)
Brokerage commissions ..................................         628         659        2,566        2,812
Other ..................................................       1,198       1,658        5,485        5,399
                                                           ---------   ---------    ---------    ---------
 Total non-interest income .............................       9,148       6,419       34,844       25,717
Non-interest expense:
 Compensation and benefits .............................       9,556       8,478       37,845       34,494
 Office occupancy and equipment ........................       1,850       1,620        7,274        6,645
 Federal deposit insurance premiums ....................         398         347        1,585        1,438
 Data processing .......................................         755         578        2,611        2,267
 Advertising and promotion .............................         745         479        3,149        2,281
 Amortization of goodwill ..............................         686         334        2,648        1,336
 Amortization of core deposit intangibles ..............         293         244        1,236        1,075
 Other .................................................       3,476       2,608       11,332        9,407
                                                           ---------   ---------    ---------    ---------
    Total non-interest expense .........................      17,759      14,688       67,680       58,943
                                                           ---------   ---------    ---------    ---------
    Income before income taxes .........................      21,013      15,705       82,755       62,495
Income taxes ...........................................       7,262       5,811       31,210       23,793
                                                           ---------   ---------    ---------    ---------
 Income before extraordinary item ......................      13,751       9,894       51,545       38,702
Extraordinary item-loss on early extinguishment of debt,
 net of tax benefit of $294 ............................          --        (456)          --         (456)
                                                           ---------   ---------    ---------    ---------
 Net income ............................................   $  13,751   $   9,438    $  51,545    $  38,246
                                                           =========   =========    =========    =========

Basic earnings per share:
 Income before extraordinary item ......................   $     .57         .45         2.13         1.72
                                                           ---------   ---------    ---------    ---------
 Extraordinary item, net of tax ........................          --        (.02)          --         (.02)
                                                           ---------   ---------    ---------    ---------
    Net income .........................................   $     .57         .43         2.13         1.70
                                                           =========   =========    =========    =========
Diluted earnings per share:
 Income before extraordinary item ......................   $     .56         .43         2.07         1.67
 Extraordinary item, net of tax ........................          --        (.02)          --         (.02)
                                                           ---------   ---------    ---------    ---------
    Net income .........................................   $     .56         .41         2.07         1.65
                                                           =========   =========    =========    =========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)


                                                                           DECEMBER 31,   DECEMBER 31,
                                                                               1999           1998
                                                                           ------------   ------------
                                                                           (UNAUDITED)
ASSETS

Cash and due from banks ................................................   $    71,721    $    53,995
Interest-bearing deposits ..............................................        51,306         24,564
Federal funds sold .....................................................        35,013         79,140
Investment securities, at cost (fair value of $12,321 and $12,360) .....        11,999         11,107
Investment securities available for sale, at fair value ................       194,105        198,960
Stock in Federal Home Loan Bank of Chicago, at cost ....................        75,025         50,878
Mortgage-backed securities, at amortized cost (fair value of $92,095 and
 $127,570) .............................................................        94,251        128,538
Mortgage-backed securities available for sale, at fair value ...........        39,703         55,065
Loans receivable held for sale .........................................        12,601         89,406
Loans receivable, net of allowance for losses of $17,276 and $16,770 ...     3,871,968      3,229,670
Accrued interest receivable ............................................        23,740         21,545
Foreclosed real estate .................................................         7,415          8,357
Real estate held for development or sale ...............................        15,889         25,134
Premises and equipment, net ............................................        42,489         40,724
Other assets ...........................................................        49,640         41,785
Intangible assets, net of accumulated amortization of $10,555 and $6,671        61,200         62,219
                                                                           -----------    -----------
                                                                           $ 4,658,065    $ 4,121,087

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
 Deposits ..............................................................     2,699,242      2,656,872
 Borrowed funds ........................................................     1,526,363      1,034,500
 Advances by borrowers for taxes and insurance .........................        34,767         30,576
 Accrued expenses and other liabilities ................................        44,772         54,143
                                                                           -----------    -----------
    Total liabilities ..................................................     4,305,144      3,776,091
                                                                           -----------    -----------
Stockholders' equity:
 Preferred stock, $.01 par value, authorized 5,000,000 shares; none
    outstanding ........................................................            --             --
 Common stock, $.01 par value;
 80,000,000 shares authorized; 25,420,650 shares issued; 23,911,508 and
    24,984,398 shares outstanding ......................................           254            254
Additional paid-in capital .............................................       194,874        191,473
Retained earnings, substantially restricted ............................       198,156        159,935
Stock in Gain Deferral Plan; 223,453 shares ............................           511           --
Accumulated other comprehensive income (loss) ..........................        (3,675)           425
Treasury stock, at cost; 1,732,595 and 436,252 shares ..................       (37,199)        (7,091)
                                                                           -----------    -----------
    Total stockholders' equity .........................................       352,921        344,996

Commitments and contingencies ..........................................   $ 4,658,065    $ 4,121,087
                                                                           ===========    ===========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)


                                               DECEMBER 31,      DECEMBER 31,
                                                   1999              1998
                                               ------------      ------------

Book value per share ......................    $    14.76        $    13.81
Tangible book value per share .............         12.20             11.32
Stockholders' equity to total assets ......          7.58%             8.37%
Tangible capital ratio (Bank only) ........          6.32%             6.67%
Core capital ratio (Bank only) ............          6.32%             6.67%
Risk-based capital ratio (Bank only) ......         12.32%            13.42%
Common shares outstanding:
 Actual ...................................    23,911,508        24,984,398
 Basic (weighted average) .................    24,253,946        22,433,184
 Diluted (weighted average) ...............    24,930,613        23,198,162
Non-performing loans ......................    $   15,645        $   14,049
Non-performing assets .....................        23,061            22,406
Allowance for loan losses .................        17,276            16,770
Non-performing loans to total loans .......           .40%              .43%
Non-performing assets to total assets .....           .50%              .54%
Allowance for loan losses to total loans ..           .44%              .52%
Mortgage loans serviced for others ........    $1,226,874        $1,065,126
Investment in Bank real estate subsidiaries         7,930            12,518


                                                    THREE MONTHS ENDED             THREE MONTHS ENDED
                                                       DECEMBER 31,                   DECEMBER 31,
                                                --------------------------     --------------------------
                                                   1999           1998            1999           1998
                                                -----------    -----------     -----------    -----------
Average balance data:
 Total assets ...............................   $4,556,491     $3,652,564      $4,283,691     $3,569,515
 Loans receivable ...........................    3,806,252      3,007,037       3,565,375      2,862,954
 Interest-earning assets ....................    4,325,463      3,469,380       4,061,334      3,397,751
 Deposits ...................................    2,657,337      2,246,120       2,553,732      2,247,306
 Interest-bearing liabilities ...............    3,993,290      3,204,554       3,740,994      3,128,178
 Stockholders' equity .......................      350,200        276,891         344,106        275,834
Performance ratios (annualized):
 Return on average assets ...................         1.21%          1.03%           1.20%          1.07%
 Return on average equity ...................        15.71          13.63           14.98          13.87
 Cash return on average tangible assets .....         1.30           1.09            1.30           1.14
 Cash return on average tangible equity .....        20.01          15.91           19.25          16.23
 Average yield on interest-earning assets ...         7.08           7.13            7.02           7.28
 Average cost of interest-bearing liabilities         4.64           4.67            4.50           4.81
 Interest rate spread .......................         2.44           2.46            2.52           2.47
 Net interest margin ........................         2.77           2.79            2.88           2.85
 Average interest-earning assets to average
    interest-bearing liabilities ............       108.32         108.26          108.56         108.62
 Non-interest expense to average assets .....         1.56           1.61            1.58           1.65
 Non-interest expense to average assets and
    loans serviced for others ...............         1.23           1.25            1.25           1.28
Efficiency ratio ............................        46.33          48.34           45.19          48.54
Loan originations and purchases .............   $  399,332     $  519,213      $1,711,337     $1,754,009
Loans and mortgage-backed securities sold ...       50,640        118,254         402,891        437,549
Cash dividends declared per share ...........          .09            .07            .340           .257

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